Exhibit 99.1

Concrete Pumping Holdings Reports Preliminary Results for Second Fiscal Quarter of 2020 and Highlights the Company’s Strength to Navigate COVID-19

DENVER, CO – May 11, 2020 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., today announced preliminary results for its second fiscal quarter ended April 30, 2020, and provided an update on measures taken to navigate the COVID-19 pandemic. A supplemental presentation has also been provided within the Investor Relations section of the Company’s website.

“First, the health and safety of our employees and their families, as well as our customers and communities are CPH’s highest priority,” said Bruce Young, CEO of Concrete Pumping Holdings. “At the onset of the pandemic, our team sprang into action to implement enhanced safety and health protocols in the field, as well as work-at-home mandates for our office employees, all while performing to the level of service our customers expect.”

Preliminary Fiscal Q2 2020 Results

Revenue in the second fiscal quarter of 2020 is expected to be approximately $74.0 million, up 20% compared to $62.0 million in the same year-ago quarter. The increase was primarily attributable to the acquisition of Capital Pumping on May 15, 2019, in addition to continued organic growth in many of CPH’s core markets. Estimated revenue during the 2020 second quarter was partially impacted by government directives to stop work in the Company’s U.K. and Seattle markets due to COVID-19, as well as minimal project delays elsewhere in the U.S.

“As our preliminary results indicate, our business has been resilient through the onset of the COVID-19 restrictions, which speaks to the agility of our operations and the fact that our work largely has been deemed an essential service” continued Young. “The only markets in which we experienced work stoppages due to COVID-19 government directives were in the U.K. and Seattle. However, in Seattle, the restrictions were eased starting in the beginning of May and in the U.K., the Prime Minister just announced yesterday that restarting construction and manufacturing is explicitly encouraged.”

Liquidity Update & Cash Preservation Strategy

Given the current impact of COVID-19, CPH has prioritized its liquidity and cash preservation. Net debt1 in the second fiscal quarter is expected to be reduced by approximately $19.2 million compared to the first quarter of fiscal year 2020 to approximately $413.7 million. Highlights of the various liquidity improvements and cost saving measures enacted include:

●	Cash preservation initiatives resulting in approximately $32.0 million of total available liquidity as of April 30, 2020, between cash on the balance sheet and availability from the ABL revolver.

●	Suspension of uncommitted 2020 capex investment.

●

Disciplined control of highly variable cost structure – approximately 70% of the Company’s cost base is variable, insulating its cost structure from potential demand shocks experienced as a result of COVID-19.

CPH Chief Financial Officer, Iain Humphries commented: “The combination of our healthy operating cash flow, highly variable cost structure and ample liquidity with no near-term debt maturities provides us the flexibility to manage our business from a position of strength during this time of uncertainty. Importantly, we have covenant light terms on our debt facilities. There are no financial covenants on our term loan facility and our current liquidity position provides us significant headroom on the springing covenant on the ABL revolver.”

1 Net debt is a non-GAAP financial measure. See “Non-GAAP Financial Measures” below for a discussion of the definition net debt and a reconciliation to its most comparable GAAP measure.

Fiscal Year 2020 Outlook

CPH believes it is currently well-positioned to navigate the current COVID-19 environment and is fully prepared to leverage an economic recovery. Given the heightened uncertainty about the duration and timing of the economic recovery associated with the pandemic, the Company is withdrawing its 2020 financial outlook provided on January 14, 2020.

Young continued: “We are pleased with our preliminary second quarter revenue that largely met our expectations, continuing the momentum from our first quarter. This was despite government directives resulting in work stoppages, especially in our U.K. and Seattle markets, that began to impact our business in March. We believe we are being appropriately cautious through this uncertain period. We will continue to monitor the situation closely and will update our investors on our outlook when appropriate.

“In the meantime, we have taken swift actions to combat the effects of the slowdown as a result of COVID-19 and believe our plans to prioritize cash preservation, suspend uncommitted capital spending and curtail fixed operating costs will maximize our financial strength in support of our long-term strategy to drive shareholder value. Due to our favorable operating cash flow characteristics and our strong balance sheet, we believe we are well-positioned to weather the impact of COVID-19, and we anticipate continued strong positive operating cash flow during the second half of fiscal year 2020.”

The Company expects to report its second fiscal quarter results in early June and will issue a separate press release with earnings call details.

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate substantial labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan provides a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of January 31, 2020, the Company provided concrete pumping services in the U.S. from a footprint of approximately 90 locations across 22 states, concrete pumping services in the U.K. from 28 locations, and route-based concrete waste management services from 16 locations in the U.S. and 1 location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: effects of the COVID-19 pandemic on the Company’s business; the outcome of any legal proceedings that may be instituted against the Company or its subsidiaries; the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the Company to grow and manage growth profitably and retain its key employees, and realize the expected benefits from the acquisition of Capital Pumping; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measure

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

NON-GAAP MEASURES (NET DEBT)

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. We believe this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet.

(in millions)	January 31, 2020	April 30, 2020	Change in Net Debt
Term loan outstanding	$396.9	$391.7	$(5.2)
Revolving loan draws outstanding	38.7	39.6	0.9
Less: Cash	(2.6)	(17.5)	(14.9)
Net debt	$432.9	$413.7	$19.2